Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form S-1 of our report dated August 11, 2025, which contains an explanatory paragraph relating to Apex Treasury Corporation’s ability to continue as a going concern, relating to the financial statements of Apex Treasury Corporation, as of June 30, 2025 and for the period from June 26, 2025 (inception) through June 30, 2025, which is contained in that Prospectus. We also consent to the reference to our firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

August 11, 2025